                                                                      EXHIBIT 99





For Further Information Contact:
Douglas W. Dougherty
Chief Financial Officer
(317) 594-2627


For Immediate Release:


                            MARSH SUPERMARKETS, INC.
                       FIRST QUARTER RESULTS OF OPERATIONS


Indianapolis, IN, August 4, 2003

         Marsh Supermarkets, Inc. (NASDAQ: MARSA AND MARSB) reports results of operations for the 12 weeks ended June 21, 2003.

         Sales and other revenues for the fiscal first quarter were $378,010,000, a decrease of $5,485,000, or 1.4%, from last year's $383,495,000.
Sales in comparable stores, which includes remodels, expansions and relocations, declined 2.7%. The decline is believed to be attributable to a difficult economic environment causing worried consumers to trade down, high unemployment, increased competitive promotions, new competitive supermarket square footage, and unseasonably cool, wet weather in the midwest.

         Net income for the quarter was $813,000 compared to $2,980,000 last year. Diluted earnings per common share were $0.10 compared to $0.33 last year. Last year's results included a $181,000 loss on the disposal of discontinued operations net of tax. The current quarterly per share dividend is $0.13, and at current stock prices has an annual dividend yield of almost 4.0%.



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         Net cash provided by operating activities of $14,601,000 was improved by $6,735,000 from last year's $7,866,000. Lower net income was more than offset by changes in operating assets and liabilities.

         The Company purchased at a discount, and subsequently retired, $9,500,000 of senior subordinated notes during the quarter resulting in a gain of $634,000. The purchase was funded with cash available from the Company's bank lines, and, at current short-term interest rates, annual interest expense should be reduced by approximately $450,000.

         Long-term debt, including current maturities, of $223,276,000, was reduced from $254,115,000 during the comparable period one year ago and from $230,609,000 at the beginning of the quarter - an improvement of $30,839,000 and $7,333,000, respectively. Interest expense was $4,570,000 compared to $5,423,000 last year.

         "Due to the current economic and competitive climate, we continue to focus on cash flow, expense reduction and inventory and capital management. Selling, general and administrative expenses were below last year levels and long-term debt continues to decline. As we progress through the year, we expect an improving economic and operating climate which we believe will reward our merchandising programs with improved operating results," said Don E. Marsh, Chairman and Chief Executive Officer.

         During the first quarter, the Company remodeled one Marsh store and consolidated one Marsh supermarket and an adjacent Savin*$ store into a LoBill Foods format. Subsequent to quarter end, the Company acquired a supermarket in Bloomington, Indiana, that is being operated under the O'Malia Food Markets banner.

         Adjusted EBITDA and adjusted EBITDA margin are presented as an attachment because the Company believes it is used by the Company's lenders, security analysts, investors and other interested parties to evaluate the Company's operating results and ability to service debt.

         Marsh's management will discuss the quarter results today at 4:00 p.m. eastern time in a conference call. The conference call will be simulcast on the Internet and will be available for replay on the Marsh website at http://www.marsh.net or at http://www.irconnect.com/marsa.



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         Marsh is a leading regional chain operating 66 Marsh(R), 35 LoBill
Foods(R) stores, 2 Savin*$(R), 9 O'Malia Food Markets, and 167 Village Pantry(R) convenience stores in central Indiana and western Ohio. The Company also operates Crystal Food Services(TM) which provides upscale catering, cafeteria management, office coffee, vending and concessions; Primo Banquet Catering and Conference Centers' McNamara(R) Florist and Enflora - Flowers for Business(R).



Cautionary Note Regarding Forward-Looking Statements

         This report includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company's control. The forward-looking statements and the Company's future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: the entry of new competitive stores and their impact on the Company; softness in the local and national economies and the general retail food industry; the level of discounting and promotional spending by competitors; the Company's ability to implement its improvement initiatives; the ability of the Company to predict and respond to changes in customer preferences and lifestyles; food price deflation; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; stability and timing of distribution incentives from suppliers; the Company's ability to control costs including labor, medical, rent, credit card, and workers compensation and general liability expense; the impact of any acquisitions and dispositions; the level of margins achievable in the Company's operating divisions; uncertainties regarding gasoline prices and margins; the success of the Company's new and remodeled stores, including image and rebranding programs; the successful economic implementation of new technology; uncertainties associated with pension and other retirement obligations; uncertainties related to state and federal taxation and tobacco and environmental legislation; the successful integration of acquisitions; potential interest rate increases on variable rate debt, as well as terms, costs and availability of capital; the timely and on budget completion of store construction, expansion, conversion and remodeling; the ability to complete share repurchases, and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.



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                            MARSH SUPERMARKETS, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands except per share amounts)
                                   (Unaudited)

                                                        12 Weeks Ended
                                                  ---------------------------
                                                   June 21,         June 22,
                                                     2003             2002
                                                  ---------         ---------
Sales and other revenues                          $ 378,010         $ 383,495
Gains from sales of property                             --             1,671
                                                  ---------         ---------
Total revenues                                      378,010           385,166
Cost of merchandise sold, including
   warehousing and transportation                   264,757           266,231
                                                  ---------         ---------
Gross profit                                        113,253           118,935
Selling, general and administrative                 102,119           102,914
Depreciation                                          5,762             5,590
                                                  ---------         ---------
Operating income                                      5,372            10,431
Interest                                              4,570             5,423
Other non-operating expense (income)                   (634)               --
                                                  ---------         ---------
Income from continuing operations
  before income taxes                                 1,436             5,008
Income taxes                                            623             1,847
                                                  ---------         ---------
Income from continuing operations                       813             3,161
Loss on disposal of discontinued
  operation, net of tax                                  --              (181)
                                                  ---------         ---------
Net income                                        $     813         $   2,980
                                                  =========         =========

Basic earnings per common share:
Continuing operations                             $     .10         $     .40
Loss on disposal of discontinued operation               --              (.02)
                                                  ---------         ---------
Net income                                        $     .10         $     .38
                                                  =========         =========

Diluted earnings per common share:
Continuing operations                             $     .10         $     .35
Loss on disposal of discontinued operation               --              (.02)
                                                  ---------         ---------
Net income                                        $     .10         $     .33
                                                  =========         =========

Dividends per share                               $     .13*        $     .11
                                                  =========         =========

* Annual dividend yield is calculated by annualizing the quarterly dividend
  ($.13 x 4 = $.52) and dividing that amount by the current price/share
  ($.52 divided by an average share price of $13.53 at the close of business on Friday, August 1, 2003 = 3.84%). The annual dividend yield is presented because the Company believes it is one factor sometimes used by investors and security analysts with respect to evaluating the Company's stock price and ownership desirability.


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                            MARSH SUPERMARKETS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                      June 21,         June 22,
                                                        2003             2002
                                                     ---------         ---------
ASSETS
Current assets:
  Cash and equivalents                               $  25,947         $  30,686
  Accounts receivable                                   28,704            38,334
  Inventories                                          130,797           132,417
  Prepaid expenses                                       4,019             7,013
                                                     ---------         ---------
Total current assets                                   189,467           208,450
Property and equipment, less allowances
  for depreciation                                     311,417           313,554
Other assets                                            44,998            48,758
                                                     ---------         ---------
                                                     $ 545,882         $ 570,762
                                                     =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank                              $      --         $      --
  Accounts payable                                      70,842            71,752
  Accrued liabilities                                   49,287            49,553
  Current maturities of long-term liabilities            3,177             3,243
                                                     ---------         ---------
       Total current liabilities                       123,306           124,548

Long-term liabilities:
  Long-term debt                                       191,312           221,168
  Capital lease obligations                             28,787            29,704
                                                     ---------         ---------
      Total long-term liabilities                      220,099           250,872

Deferred items:
   Income taxes                                         11,526            16,543
   Pension and post-retirement benefits                 41,684            22,002
   Other                                                18,010            13,822
                                                     ---------         ---------
       Total deferred items                             71,220            52,367

Shareholders' Equity:
  Common stock, Classes A and B                         26,443            26,407
  Retained earnings                                    135,331           137,640
  Cost of common stock in treasury                     (14,917)          (14,419)
  Deferred cost - restricted stock                         (39)             (280)
  Notes receivable - stock options                        (177)           (1,049)
  Accumulated other comprehensive loss                 (15,384)           (5,324)
                                                     ---------         ---------
       Total shareholders' equity                      131,257           142,975
                                                     ---------         ---------
                                                     $ 545,882         $ 570,762
                                                     =========         =========


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                            MARSH SUPERMARKETS, INC.
                        ADJUSTED EBITDA RECONCILIATION(a)
                                 (in thousands)

                                                             Q1                Q1
                                                            2004              2003
                                                          --------          --------
Total Revenues                                            $378,010          $385,166

ADJUSTED EBITDA (b)
Net income                                                     813             2,980
Income taxes                                                   623             1,750
Interest                                                     4,570             5,423
Depreciation                                                 5,762             5,590
Other amortization                                             297               534
Gain on sale of CSDC                                            --               278
                                                          --------          --------
Adjusted EBITDA                                             12,065            16,555

Adjusted EBITDA margin (b)                                     3.2%              4.3%


(a) Adjusted EBITDA and adjusted EBITDA margin are presented because the Company believes it is used by the Company's lenders, security analysts, investors and other interested parties to evaluate the Company's operating results and ability to service debt. However, other companies may calculate EBITDA differently than the Company does, and therefore comparability may be limited. Adjusted EBITDA and adjusted EBITDA margin are not measures of performance under GAAP, and should not be considered as an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company's consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

(b)      Adjusted EBITDA as a percentage of total revenues shown above.


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